UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☑ Preliminary Information Statement
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☐ Definitive Information Statement
LAS VEGAS SANDS CORP.
(Name of Registrant As Specified In Its Charter)
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3355 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NEVADA 89109
NOTICE OF ACTION TAKEN PURSUANT TO
WRITTEN CONSENT OF STOCKHOLDERS
Dear Las Vegas Sands Corp. stockholder:
          On September 30, 2008, Las Vegas Sands Corp., a Nevada corporation (the “Company”), sold $475,000,000 aggregate principal amount of its 6.5% convertible senior notes due 2013 (the “Convertible Notes”) to Dr. Miriam Adelson, the wife of Sheldon G. Adelson, the Company’s principal stockholder, chairman and chief executive officer. Under an Investor Rights Agreement (the “Investor Rights Agreement”) entered into in connection with the sale of the Convertible Notes, the Company granted to Dr. Adelson, Mr. Adelson and certain trusts for the benefit of the Adelson family pre-emptive rights, subject to certain exceptions, with respect to any future proposed issuance or sale by the Company of equity interests (including securities convertible or exchangeable into equity interests in the Company). The granting of pre-emptive rights under the Investor Rights Agreement was unanimously approved by the board of directors of the Company upon the recommendation of a special committee consisting solely of independent directors.
          On November 10, 2008, the Company entered into a Note Conversion and Securities Purchase Agreement with Dr. Adelson, pursuant to which (i) the Company agreed to sell 5,250,000 shares of its 10% Series A Cumulative Perpetual Preferred Stock and warrants to initially purchase up to 87,500,175 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an exercise price of $6.00 per share (the “Warrants”) to Dr. Adelson for an aggregate purchase price of $525,000,000 in cash (the “Adelson Equity Investment”) and (ii) Dr. Adelson agreed to convert the Convertible Notes into 86,363,636 shares of the Company’s Common Stock (the “Note Conversion”). The Adelson Equity Investment and the Note Conversion, which were effected on November 14, 2008, were unanimously approved by the board of directors of the Company (including all of the Company’s non-management directors).
          Under the rules of the New York Stock Exchange, the holders of a majority of the outstanding shares of Common Stock must approve the granting of the pre-emptive rights and the issuance of shares of the Common Stock upon exercise of the Warrants. By written consent dated November 14, 2008, the holders of a majority of the outstanding shares of the Company’s Common Stock approved the granting of pre-emptive rights pursuant to the Investor Rights Agreement, the exercise of the Warrants and the issuance of shares of the Common Stock upon the exercise of the Warrants (the “Stockholder Action”).
          The accompanying Information Statement is being provided to you for your information to comply with the requirements of the Securities Exchange Act of 1934, as amended. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with this document, including with respect to the approval of the pre-emptive rights granted pursuant to the Investor Rights Agreement, the exercise of the Warrants or the issuance of shares of Common Stock upon the exercise of the Warrants.
          Under the rules of the Securities and Exchange Commission, the Stockholder Action will not be effective until 20 calendar days after we have mailed this Information Statement to our stockholders. As a result, the pre-emptive rights granted pursuant to the Investor Rights Agreement will not be effective and the Warrants held by Dr. Adelson will not be exercisable until the Stockholder Action is effective.

By order of the Board of Directors

William P. Weidner
President, Chief Operating Officer and Secretary

January      , 2009

LAS VEGAS SANDS CORP.
3355 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NEVADA 89109
INFORMATION STATEMENT PURSUANT TO SECTION 14C
OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE BEEN APPROVED BY THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY’S COMMON STOCK. THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND THE COMPANY A PROXY. THERE ARE NO DISSENTERS’ RIGHTS WITH RESPECT TO THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT.

About this Information Statement
          This Information Statement is being mailed on or about January  , 2009 to the holders of record at the close of business on November 10, 2008 of shares of common stock, par value $0.001 per share (the “Common Stock”), of Las Vegas Sands Corp., a Nevada corporation (the “Company,” “we,” “us” or “our”).
          On September 30, 2008, the Company sold $475,000,000 aggregate principal amount of its 6.5% convertible senior notes due 2013 (the “Convertible Notes”) to Dr. Miriam Adelson, the wife of Sheldon G. Adelson, the Company’s principal stockholder, chairman and chief executive officer. Under an Investor Rights Agreement (the “Investor Rights Agreement”) entered into in connection with the sale of the Convertible Notes, the Company granted to Dr. Adelson, Mr. Adelson and certain trusts for the benefit of the Adelson family (collectively, the “Adelson Rights Holders”) pre-emptive rights, subject to certain exceptions, with respect to any future proposed issuance or sale by the Company of equity interests (including securities convertible or exchangeable into equity interests in the Company). The granting of pre-emptive rights to the Adelson Rights Holders was unanimously approved by the board of directors of the Company (the “Board”) upon the recommendation of a special committee consisting solely of independent directors (the “Special Committee”).
          On November 10, 2008, the Company entered into a Note Conversion and Securities Purchase Agreement (the “Note Conversion and Securities Purchase Agreement”) with Dr. Adelson, pursuant to which (i) the Company agreed to sell 5,250,000 shares of its 10% Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) and warrants to initially purchase up to 87,500,175 shares of Common Stock at an exercise price of $6.00 per share (the “Warrants”) to Dr. Adelson for an aggregate purchase price of $525,000,000 in cash (the “Adelson Equity Investment”) and (ii) Dr. Adelson agreed to convert the Convertible Notes into 86,363,636 shares of the Company’s Common Stock (the “Note Conversion”). The Adelson Equity Investment and the Note Conversion, which were effected on November 14, 2008, were unanimously approved by the Board (including all of the Company’s non-management directors).
          Under the rules of the New York Stock Exchange (the “NYSE”), the holders of a majority of the outstanding shares of Common Stock must approve the granting of the pre-emptive rights and the issuance of shares of the Common Stock upon the exercise of the Warrants. By written consent dated November 14, 2008, the holders of a majority of the issued and outstanding shares of the Company’s Common Stock approved the granting of pre-emptive rights pursuant to the Investor Rights Agreement, the exercise of the Warrants and the issuance of shares of the Company’s Common Stock upon the exercise of the Warrants (the “Stockholder Action”). Under the rules of the Securities and Exchange Commission (the “SEC”), the Stockholder Action will not be effective until 20 calendar days after we have mailed this Information Statement to our stockholders.
          For further information about the Adelson Equity Investment and the related transactions, see the sections entitled “Background” and “Summary of Investment Agreements” in this Information Statement.

i

Background
          The Company has a number of significant development projects in the United States, Macao and Singapore. Historically, the Company has principally funded its development projects through borrowings under the bank credit facilities of its operating subsidiaries, operating cash flows and proceeds from the disposition of non-core assets. Prior to the capital raising transactions and other actions described below, significant additional financing was required to complete the Company’s development projects.
          As of September 30, 2008, the Company’s U.S. senior secured credit facility and its furniture, fixtures and equipment credit facility required its Las Vegas operations to comply with certain financial covenants, including a covenant to maintain a maximum leverage ratio of net debt to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization (“Adjusted EBITDA”). For the quarter ended September 30, 2008, in order to maintain compliance with the maximum leverage ratio, the Company would have had to (i) achieve increased levels of Adjusted EBITDA at its Las Vegas properties for that quarter, (ii) elect to make a capital contribution of up to $50.0 million to its Las Vegas operations (which contribution would have the effect of increasing Adjusted EBITDA by up to a maximum of $50.0 million per quarter for purposes of calculating the maximum leverage ratio (the “EBITDA true-up”)), (iii) raise additional capital at the parent level in order to contribute the additional capital to the Las Vegas operations or (iv) effect a combination of the foregoing alternatives.
          In order to meet its capital needs and covenant requirements, throughout 2008 the Company evaluated a number of capital raising options, including a refinancing of the credit facility of its Macao subsidiary and capital markets transactions by the Company. Due to unprecedented financial market conditions during the summer and fall of 2008, the Company was unable to complete any such capital raising transaction prior to September 30, 2008. In addition, for the quarter ended September 30, 2008, the Company did not achieve sufficiently increased levels of Adjusted EBITDA at its Las Vegas properties to comply with the maximum leverage ratio without making the EBITDA true-up and/or raising additional capital.
          In September 2008, Sheldon G. Adelson, the Company’s principal stockholder, chairman and chief executive officer indicated to the Board that he would submit an investment proposal on behalf of his family to the Board in order to help the Company maintain covenant compliance under its U.S. credit facilities as of September 30, 2008. The Board then formed the Special Committee to review, consider and negotiate the terms of, and make a recommendation to the Board regarding, any investment proposal from Mr. Adelson and his family. The Special Committee retained independent advisors to assist it in evaluating any investment proposal from Mr. Adelson and his family.
          On September 23, 2008, Mr. Adelson submitted an investment proposal on behalf of his wife, Dr. Adelson. On September 28, 2008, following negotiations and preparation of legal documentation, the Special Committee determined that the terms of the investment proposal were fair to the Company from a financial point of view and recommended that the Board approve the issuance of $475 million aggregate principal amount of the Convertible Notes in a private placement transaction (the “Convertible Note Issuance”) and related transactions, including the grant of certain pre-emptive rights pursuant to the Investor Rights Agreement. Upon the recommendation of the Special Committee, the Board unanimously approved the Convertible Note Issuance and the related transactions on September 28, 2008.
          On September 30, 2008, the Company completed the Convertible Note Issuance and immediately contributed the proceeds from the Convertible Note Issuance to its subsidiary, Las Vegas Sands, LLC, in order to reduce the net debt of the credit parties to the U.S. credit facilities. Las Vegas Sands, LLC also elected to use the EBITDA true-up provision under the U.S. credit facilities in order to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008.
          After the completion of the Convertible Note Issuance, the Company continued to work with an investment banking firm to develop a capital raising program for the Company to address the Company’s then existing and anticipated funding needs. In addition, the Company reviewed its development program with a view to slowing down and/or suspending various development projects.

          On October 24, 2008, Mr. Adelson and his family advised the Company that they intended to participate in the Company’s capital raising program. The Company retained independent advisors to assist the non-management directors of the Company in evaluating any investment transactions involving Mr. Adelson and his family.
          During late October and early November 2008, the Company worked to finalize its financing plan. On November 6, 2008, the Company filed a registration statement with the SEC and commenced an offering of Common Stock and units consisting of Series A Preferred Stock and Warrants to purchases shares of Common Stock.
          On November 10, 2008, the Company announced that, due to conditions in the global capital markets and an overall decline in general economic conditions, it would temporarily or indefinitely suspend a number of significant development projects in the United States, Macao and Singapore.
          On November 10, 2008, the Company priced an underwritten public offering of shares of Common Stock and units consisting of Series A Preferred Stock and Warrants to purchase shares of Common Stock (the “Underwritten Public Offering”). Concurrently with the Underwritten Public Offering, the Company entered into an agreement with Dr. Adelson to issue and sell 5,250,000 units consisting of shares of Series A Preferred Stock and Warrants to initially purchase up to 87,500,175 shares of Common Stock to Dr. Adelson on substantially the same terms as the Underwritten Public Offering. The agreement also required that Dr. Adelson convert the Convertible Notes into 86,363,636 shares of the Company’s Common Stock. The Adelson Equity Investment and the Note Conversion were unanimously approved by the Board (including all of the Company’s non-management directors).
          The conversion of the Convertible Notes would normally require approval of stockholders according to the stockholder approval policy of the NYSE. However, on November 11, 2008, pursuant to an exception in the NYSE’s stockholder approval policy for circumstances where the delay caused by securing stockholder approval would jeopardize the financial viability of the Company, the Company’s audit committee members approved the Company’s omission to seek the stockholder approval of the conversion of the Convertible Notes that would otherwise have been required under the policy.
          On November 14, 2008, the Company completed the Underwritten Public Offering and the Adelson Equity Investment and Dr. Adelson converted the Convertible Notes into shares of Common Stock. The Company received net proceeds of approximately $2.1 billion from these transactions and intends to use such proceeds for general corporate purposes, which may include repayment of its indebtedness under the revolving credit portion of its U.S. senior secured credit facility from time to time and the financing of its construction and development projects in Las Vegas, Macao, Singapore and Pennsylvania.
Summary of Investment Agreements
          The following is a summary of the material terms of the agreements relating to the Adelson Equity Investment, the Note Conversion and related transactions. The following summary is qualified in its entirety by reference to the applicable underlying definitive agreements, which we have filed with the SEC as exhibits to our Quarterly Report on Form 10-Q filed with the SEC on November 10, 2008 and our Current Report on Form 8-K filed with the SEC on November 14, 2008. We urge you to read these agreements in their entirety.
     Convertible Note Purchase Agreement
          On September 30, 2008, the Company entered into a Convertible Note Purchase Agreement with Dr. Adelson, pursuant to which Dr. Adelson purchased $475.0 million in aggregate principal amount of the Company’s Convertible Notes in a private placement transaction. In the Convertible Note Purchase Agreement, the Company made certain customary representations and warranties concerning the Company. In addition, the Company agreed to, among other things, reimburse Dr. Adelson for expenses incurred in connection with the preparation, negotiation, execution and delivery of the Convertible Note Purchase Agreement and related transaction documentation.

     Investor Rights Agreement
          On September 30, 2008, in connection with the Convertible Note Purchase Agreement, the Company and Dr. Adelson entered into the Investor Rights Agreement. Under the Investor Rights Agreement, subject to certain exceptions, the Adelson Rights Holders were granted pre-emptive rights with respect to any future proposed issuance or sale by the Company of equity interests (including securities convertible or exchangeable into equity interests in the Company) pursuant to which they will be entitled to purchase a portion of the offered equity interests (or, as the case may be, the offered convertible or exchangeable securities) based on their respective fully diluted Common Stock ownership interests in the Company. The Company also agreed, among other things, to indemnify the Adelson Rights Holders and their affiliates against certain liabilities.
          The pre-emptive rights granted to the Adelson Rights Holders will not be effective until the Stockholder Action is effective. On November 14, 2008, stockholders holding approximately 68.9% of the outstanding shares of Common Stock as of November 10, 2008 approved the granting of pre-emptive rights to the Adelson Rights Holders. Under the rules of the SEC, the Stockholder Action will not be effective until 20 calendar days after we have mailed this Information Statement to our stockholders. Once the Stockholder Action is effective, the pre-emptive rights will be effective for a period of five years, unless additional effective stockholder approvals are obtained to extend them.
     Note Conversion and Securities Purchase Agreement and Amendment thereto
          On November 10, 2008, pursuant to the Note Conversion and Securities Purchase Agreement, Dr. Adelson agreed to purchase 5,250,000 shares of Series A Preferred Stock and Warrants to initially purchase up to 87,500,175 shares of Common Stock at an exercise price of $6.00 per share, on substantially the same terms as those offered to public investors in the Underwritten Public Offering. Dr. Adelson also agreed to convert $475.0 million aggregate principal amount of the Convertible Notes into shares of the Common Stock at a conversion price equal to $5.50 per share (the same price per share as the public offering price for the Common Stock in the Underwritten Public Offering), upon receipt of all necessary approvals. On November 12, 2008, the Company and Dr. Adelson entered into an Amendment to the Note Conversion and Securities Purchase Agreement that provided for the conversion of the Convertible Notes concurrently with the closing of the Underwritten Public Offering. On November 14, 2008, the Adelson Equity Investment was consummated and, pursuant to the waiver from the New York Stock Exchange of its stockholder approval requirements described above, the Company issued 86,363,636 shares of Common Stock to Dr. Adelson upon conversion of the Convertible Notes.
          The Warrants issued to Dr. Adelson will not be exercisable until all necessary approvals have been obtained, including listing of the shares of Common Stock issuable upon exercise of the Warrants on the NYSE and the effectiveness of the stockholder approval of the issuance of shares of Common Stock upon exercise of the Warrants. The listing of the shares of Common Stock issuable upon exercise of such Warrants on the NYSE was approved on November 14, 2008, subject to the receipt of stockholder approval. On November 14, 2008, stockholders holding approximately 68.9% of the shares of Common Stock outstanding on the record date, November 10, 2008, approved the issuance of shares of Common Stock upon exercise of the Warrants pursuant to the Stockholder Action. Under the rules of the SEC, the Stockholder Action will not be effective until 20 calendar days after we have mailed this Information Statement to our stockholders.
          If the Company does not obtain all required approvals and meet certain other conditions to the exercise of the Warrants within 120 days of the issuance of the Warrants, thereafter and until these approvals or conditions are obtained or met, the Company will pay a monthly fee at a rate of 2.0% per annum on the aggregate liquidation preference in respect of the Series A Preferred Stock then held directly or beneficially by Dr. Adelson, Mr. Adelson, or any related party of Mr. Adelson’s (provided, that in the event that any such holder only holds Warrants (or Common Stock for which the Warrants have been exercised) at the time of such default, the applicable fee shall be determined as described above as though such holder then holds such amount of Series A Preferred Stock as was originally issued to Dr. Adelson in proportion to the amount of Warrants (or the amount of Warrants the exercise of which yielded the Common Stock) then actually held by such holder).

          Under the Note Conversion and Securities Purchase Agreement, the Company made certain customary representations and warranties and agreed to certain customary covenants for investments of this type. In addition, the Company agreed to reimburse Dr. Adelson for certain expenses, including, among others, those incurred in connection with the preparation, negotiation, execution and delivery of the Note Conversion and Securities Purchase Agreement and related transaction documentation. Finally, pursuant to the Note Conversion and Securities Purchase Agreement, Mr. Adelson, Dr. Adelson and certain entities related thereto waived the preemptive rights under the Investor Rights Agreement in connection with the Adelson Equity Investment and the Underwritten Public Offering.
     Warrant Agreement
          On November 14, 2008, the Company entered into a Warrant Agreement (the “Warrant Agreement”) with U.S. Bank National Association (the “Warrant Agent”) setting forth the terms and conditions of the Warrants sold in both the Underwritten Public Offering and the Adelson Equity Investment. The Warrant Agreement provides that each Warrant may be exercised for 16.6667 shares of Common Stock at an exercise price of $6.00 per share. The Warrants sold in the Underwritten Public Offering are initially exercisable for up to an aggregate of 86,605,173 shares of Common Stock, and the Warrants sold to Dr. Adelson are initially exercisable for up to an aggregate of 87,500,175 shares of Common Stock. The number of shares of Common Stock issuable at the exercise price is subject to adjustment in certain events, including (a) the payment by the Company of dividends (and other distributions) on its Common Stock payable in Common Stock, (b) subdivisions, combinations and reclassifications of Common Stock or capital reorganizations of the Company, (c) the issuance of Common Stock, or rights or warrants or other securities exercisable or convertible into or exchangeable for Common Stock, to all holders of Common Stock without consideration or at a consideration per share (or having a conversion price per share) that is less than 95% of the current market price per share (as defined in the Warrant Agreement) of the Common Stock, (d) in the event of any pro rata repurchase of Common Stock by the Company or any of its affiliates, (e) certain mergers, consolidations and stock and asset dispositions and (f) distributions on Common Stock of assets (including cash), debt securities, preferred stock or any warrants or other rights to purchase any such securities (excluding those warrants and other rights referred to in clause (c) above). The exercise price may be paid in cash, shares of Series A Preferred Stock or through a net share exercise option.
          The Warrant Agreement also provides that the Warrants are not exercisable if the Warrant holder would become the holder of 5.0% or more of the Company’s outstanding Common Stock unless such Warrant holder (i) is an affiliate of Dr. Adelson exercising under specified circumstances, (ii) is an institutional investor under the gaming regulations of the State of Pennsylvania or (iii) has complied with any license requirements, or obtained a waiver from the licensing requirements, under the applicable gaming regulations of the State of Pennsylvania. If any gaming authority requires that a holder or beneficial owner of the Warrants must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Company or any of its subsidiaries under any applicable gaming laws, and the holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by the gaming authority (or within such period that may be required by such gaming authority) or if such holder or beneficial owner is denied such license or qualification or found not to be suitable, the Company shall have the right, at its option, (1) to require such holder or beneficial owner to dispose of such holder’s or beneficial owner’s securities within 30 days of receipt of such finding by the applicable gaming authority (or such time as may be required by the applicable gaming authority) or (2) to call for the redemption of the securities of such holder or beneficial owner at a redemption price equal to (i) the lesser of (a) the price at which such holder or beneficial owner acquired the securities or (b) the fair market value of the securities as determined in good faith by the board of directors of the Company or (ii) such other price as may be ordered by the gaming authority.
     Certificate of Designations
          The Company’s Amended and Restated Articles of Incorporation authorizes the issuance of 50,000,000 shares of preferred stock, par value $0.001 per share. On November 13, 2008, the Company filed a Certificate of Designations of 10% Cumulative Perpetual Preferred Stock, Series A (the “Certificate of Designations”) providing, among other things, for a single series of the Series A Preferred Stock, consisting of 10,446,300 shares with cumulative dividends payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “Dividend Payment Date”), beginning February 15, 2009, in cash at a rate of 10% per annum on the amount of (i) $100 per share and (ii) accrued and unpaid dividends (provided, that no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date). On November 14, 2008, the Company issued 5,196,300 shares of Series A Preferred Stock (in units consisting of Series A Preferred Stock and Warrants) in the Underwritten Public Offering and 5,250,000 shares of Series A Preferred Stock in the Adelson Equity Investment.

          The Certificate of Designations provides that the Series A Preferred Stock will rank as to payment of dividends and distributions of assets upon dissolution, liquidation or winding up (a) junior to all of the Company’s and its subsidiaries’ existing and future debt obligations, (b) junior to any class or series of the Company’s capital stock, the terms of which provide that such class or series will rank senior to the Series A Preferred Stock, (c) senior to the Common Stock and any other class or series of the Company’s capital stock, the terms of which provide that such class or series will rank junior to the Series A Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Company (in each case without regard to whether dividends accrue cumulatively or non-cumulatively) and (d) on parity with any other class or series of the Company’s capital stock, the terms of which provide that such class or series will rank equally with the Series A Preferred Stock both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Company.
          In the event of a voluntary or involuntary liquidation, dissolution or winding up, subject to the rights of holders of any shares of the capital stock then outstanding ranking senior to or pari passu with the Series A Preferred Stock in respect of distributions upon the Company’s liquidation, dissolution or winding up, the holders of the Series A Preferred Stock then outstanding will be entitled to receive payment in full in the amount of (i) $100 per share; and (ii) the accrued and unpaid dividends thereon (including, if applicable, dividends on such amount), whether or not declared, to the date of payment before any distribution or payment is made on any shares of the capital stock ranking junior as to the distribution of assets upon the Company’s voluntary or involuntary liquidation, dissolution or the winding up of its affairs.
          Subject to certain exceptions, if all accrued, cumulated and unpaid dividends on the Series A Preferred Stock are not paid in full, the Company will not declare or pay any dividend on any parity or junior stock (except in junior stock) or redeem, purchase or acquire any junior stock or parity stock.
          The Series A Preferred Stock has no voting rights, except as required by applicable Nevada law and except in certain limited circumstances set forth in the Certificate of Designations. Whenever an amount equal to six full quarterly dividends are not paid or declared, the holders of the Series A Preferred Stock (together with any holders of preferred stock with similar rights) have a right to elect two additional directors to the Board.
          Prior to November 15, 2011, the Company may not redeem any shares of Series A Preferred Stock. On or after November 15, 2011, the Company may, at its option, redeem, in whole at any time or in part from time to time, the Series A Preferred Stock at the time outstanding, at a redemption price equal to the sum of (i) $110 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable, dividends on such amount), whether or not declared, to the redemption date. If any gaming authority requires that a holder or beneficial owner of the Series A Preferred Stock must be licensed, qualified or found suitable under any applicable gaming laws in order to maintain any gaming license or franchise of the Company or any of its subsidiaries under any applicable gaming laws, and the holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so by the gaming authority (or within such period that may be required by such gaming authority) or if such holder or beneficial owner is denied such license or qualification or found not to be suitable, the Company shall have the right, at its option, (1) to require such holder or beneficial owner to dispose of such holder’s or beneficial owner’s securities within 30 days of receipt of such finding by the applicable gaming authority (or such time as may be required by the applicable gaming authority) or (2) to call for the redemption of the securities of such holder or beneficial owner at a redemption price equal to (i) the lesser of (a) the price at which such holder or beneficial owner acquired the securities or (b) the fair market value of the securities as determined in good faith by the Board, together with, in each case, accrued and unpaid dividends to the earlier of the date of redemption or such earlier date as may be required by the gaming authority or the date of the finding of unsuitability by such gaming authority if so ordered by such gaming authority or (ii) such other price as may be ordered by the gaming authority.

     Second Amended and Restated Registration Rights Agreement
          On November 14, 2008, the Company entered into a Second Amended and Restated Registration Rights Agreement (the “Second Amended and Restated Registration Rights Agreement”) with Dr. Adelson and certain other stockholders party thereto (the “Adelson Holders”). Pursuant to the Second Amended and Restated Registration Rights Agreement, Dr. Adelson has been granted the same registration rights with respect to the Series A Preferred Stock, the Warrants and the Common Stock issuable upon exercise of the Warrants and conversion of the Convertible Notes as the registration rights previously granted to the Adelson Holders that were parties to the Amended and Restated Registration Rights Agreement, dated as of September 30, 2008, among the Company and the stockholders party thereto.
          Under the Second Amended and Restated Registration Rights Agreement, subject to certain conditions, the Adelson Holders have demand and Form S-3 registration rights with respect to sales of the Series A Preferred Stock and Warrants, as well as with respect to Common Stock (collectively, the “Registrable Securities”). The Adelson Holders and the other parties to the Second Amended and Restated Registration Rights Agreement also have certain piggyback registration rights with respect to sales of Common Stock. In addition to the grant of registration rights, if the Company fails to comply with its obligations to file a registration statement in respect of the Registrable Securities within 90 days of a registration request by the Adelson Holders, fails to cause such registration statement to be declared effective by the SEC within 120 days of a registration request, or such a registration statement ceases to be effective or otherwise usable for a specified period of time (each, a “Registration Default”), then the Company will pay liquidated damages to the Adelson Holders holding the Registrable Securities originally sold to Dr. Adelson equal to (i) one-half of one percent (50 basis points) per annum on the aggregate liquidation preference in respect of the Series A Preferred Stock constituting Transfer Restricted Securities (as defined in the Second Amended and Restated Registration Rights Agreement) then held directly or beneficially by the Adelson Holders for the period up to and including the 90th day during which such Registration Default has occurred and is continuing; and (ii) one percent (100 basis points) per annum on the liquidation preference with respect to the Series A Preferred Stock constituting Transfer Restricted Securities then held directly or beneficially by the Adelson Holders for the period including and subsequent to the 91st day during which such Registration Default has occurred and is continuing; provided, however, that in the event that any such holder only holds Warrants (or Common Stock for which the Warrants have been exercised) at the time of such Registration Default, liquidated damages shall be determined in accordance with the foregoing clauses (i) or (ii), as the case may be, as though such holder then holds such amount of Series A Preferred Stock constituting Transfer Restricted Securities as was issued pursuant to the Purchase Agreement in proportion to the amount of Warrants (or the amount of Warrants the exercise of which yielded the Common Stock) then actually held by such holder.
Stockholder Approval
     NYSE Stockholder Approval Requirements
          Section 312 of the NYSE Listed Company Manual requires that a listed company obtain the consent of its stockholders prior to issuing securities to affiliates if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. The number of shares of Common Stock issuable upon the exercise of the Warrants sold to Dr. Adelson represents, in the aggregate, in excess of one percent of the outstanding shares of Common Stock before the issuance and Dr. Adelson is an affiliate of the Company. In addition, NYSE policy requires that a listed company obtain the consent of its stockholders prior to issuing securities to an affiliate pursuant to a pre-emptive right.
     Written Consent
          The Board authorized the Company’s stockholders to act by written consent to approve the exercise of the Warrants issued to Dr. Adelson, the issuance of Common Stock upon the exercise of the Warrants issued to Dr. Adelson and the pre-emptive rights granted under the Investor Rights Agreement, in accordance with Section 10 of the Company’s Amended and Restated Articles of Incorporation. On November 14, 2008, Sheldon G. Adelson and certain family trusts for the benefit of Mr. Adelson and his family (collectively, the “Consenting Stockholders”), which together hold a majority of the outstanding shares of Common Stock, delivered to the Company an executed written consent of stockholders (the “Written Consent”) approving the exercise of the Warrants issued to Dr. Adelson, the issuance of the number of shares of Common Stock required to be issued in connection with the exercise of the Warrants issued to Dr. Adelson and the pre-emptive rights granted pursuant to the Investor Rights Agreement, and initially reserving an aggregate of 87,500,175 shares of Common Stock for issuance or delivery pursuant to the terms of the Warrant Agreement. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment in certain events, pursuant to the terms of the Warrant Agreement.

Outstanding Voting Securities
          The Company has fixed the close of business on November 10, 2008 as the record date for purposes of the Written Consent and for determining stockholders entitled to receive copies of this Information Statement. As of the record date, there were 355,476,161 shares of Common Stock outstanding. Each issued and outstanding share of Common Stock has one (1) vote on any matter submitted to a vote of stockholders. On the record date, the Consenting Stockholders held 244,755,626 shares, or approximately 68.9% of the then outstanding shares of Common Stock.
Security Ownership

          The following table sets forth information as of December 15, 2008, as to the beneficial ownership of our Common Stock, in each case, by:
•	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

•	each executive officer named in the table below;

•	each of our directors; and

•	all of our executive officers and directors as a group.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)
Sheldon G. Adelson(3)	184,932,977	28.8
Dr. Miriam Adelson(3)(4)	146,278,117	22.8
Timothy D. Stein(3)(5)	84,507,000	13.2
Sheldon G. Adelson 2005 Family Trust(3)	82,758,765	12.9
Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust(3)(5)	50,000,000	7.8
Irwin Chafetz(3)(6)	17,031,479	2.7
William P. Weidner(7)	4,018,059	*
Bradley H. Stone(8)	1,236,964	*
Robert G. Goldstein(9)	310,465	*
J. Alberto Gonzalez-Pita	—	*
Kenneth J. Kay	211	*
Charles D. Forman(10)	212,176	*
George P. Koo(11)	779	*
Michael A. Leven(10)	12,291	*
James L. Purcell(12)	13,248	*
Irwin A. Siegel(13)	11,077	*
FMR LLC(14)	108,440,131	14.9
Marsico Capital Management, LLC(15)	89,518,221	13.9
All executive officers and the directors of our Company as a group (12 persons)(16)	190,779,726	29.7

*	Less than 1%.

(1)	A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock. As of the close of business on November 30, 2008, 641,839,018 shares of Common Stock were outstanding.

(2)	Other than Timothy D. Stein, Marsico Capital Management, LLC and FMR LLC, the address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)	This amount includes (a) 100 shares of our Common Stock held by Mr. Adelson, (b) options to purchase 91,832 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days), (c) 82,758,765 shares of our Common Stock held by the Sheldon G. Adelson 2005 Family Trust over which Mr. Adelson, as trustee, retains sole dispositive and voting control, (d) 582,280 shares of Common Stock owned by the Dr. Miriam and Sheldon G. Adelson Charitable Trust over which Mr. Adelson, as trustee, retains sole voting and dispositive power, (e) 2,246,305 shares of our Common Stock owned by the Sheldon G. Adelson 2007 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (f) 2,718,637 shares of our Common Stock owned by the Sheldon G. Adelson 2007 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (g) 3,868,023 shares of our Common Stock owned by the Sheldon G. Adelson July 2007 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (h) 4,292,989 shares of our Common Stock owned by the Sheldon G. Adelson July 2007 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (i) 1,937,023 shares of our Common Stock owned by the Sheldon G. Adelson April 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (j) 1,937,023 shares of our Common Stock owned by the Sheldon G. Adelson April 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (k) 8,500,000 shares of our Common Stock owned by the Sheldon G. Adelson July 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (l) 8,500,000 shares of our Common Stock owned by the Sheldon G. Adelson July 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control, (m) 17,500,000 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control and (n) 50,000,000 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Adelson, as trustee, retains sole dispositive control. This amount excludes (a) 13,692,516 shares of our Common Stock that Mr. Adelson transferred to the ESBT S Trust and over which he has no beneficial ownership, (b)13,692,516 shares of our Common Stock that Mr. Adelson, as trustee, transferred to the ESBT Y Trust and over which he has no beneficial ownership, (c) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST A Trust and over which he has no beneficial ownership, (d) 13,692,517 shares of our Common Stock that Mr. Adelson transferred to the QSST M Trust and over which he has no beneficial ownership and (e) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust, over which he has no beneficial ownership.

(4)	This amount includes (a) 86,363,636 shares of our Common Stock held by Dr. Adelson, (b) 13,692,516 shares of our Common Stock held by the ESBT S Trust over which Dr. Adelson, as trustee, retains sole voting control, (c) 13,692,516 shares of our Common Stock held by the ESBT Y Trust over which Dr. Adelson, as trustee, retains sole voting control, (d) 13,692,517 shares of our Common Stock held by the QSST A Trust over which Dr. Adelson, as trustee, retains sole voting control, (e) 13,692,517 shares of our Common Stock held by the QSST M Trust over which Dr. Adelson, as trustee, retains sole voting control and (f) 5,144,415 shares of our Common Stock held by the Sheldon G. Adelson 2004 Remainder Trust over which Dr. Adelson, as trustee, retains sole voting control. This amount excludes warrants to purchase 87,500,175 shares of our Common Stock that will become exercisable upon the receipt of stockholder consent, which will be 20 calendar days after the Company mails this Information Statement to its stockholders.

(5)	This amount includes (a) 7,000 shares of our Common Stock owned directly by Mr. Stein, (b) 8,500,000 shares of our Common Stock owned by the Sheldon G. Adelson July 2008 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (c) 8,500,000 shares of our Common Stock owned by the Sheldon G. Adelson July 2008 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control, (d) 17,500,000 shares of our Common Stock owned by the Sheldon G. Adelson November 2008 Two Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control and (e) 50,000,000 shares of our Common Stock owned by the Sheldon G. Adelson December 2008 Three Year LVS Annuity Trust over which Mr. Stein, as trustee, retains sole voting control. Mr. Stein disclaims beneficial ownership of the shares held by any trusts for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Stein is a beneficial owner of such shares for any purpose. The address of Mr. Stein is c/o Lourie & Cutler, P.C., 60 State Street, Boston, Massachusetts 02109.

(6)	This amount includes (a) 23,000 shares of our Common Stock owned directly by Mr. Chafetz, (b) 3,497 shares of restricted stock (of which 2,718 shares are vested) and options to purchase 4,982 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days), (c) 2,246,305 shares of our Common Stock owned by the Sheldon G. Adelson 2007 Two Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control, (d) 2,718,637 shares of our Common Stock owned by the Sheldon G. Adelson 2007 Three Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control, (e) 3,868,023 shares of our Common Stock owned by the Sheldon G. Adelson July 2007 Two Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control, (f) 4,292,989 shares of our Common Stock owned by the Sheldon G. Adelson July 2007 Three Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control, (g) 1,937,023 shares of our Common Stock owned by the Sheldon G. Adelson April 2008 Two Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control, and (h) 1,937,023 shares of our Common Stock owned by the Sheldon G. Adelson April 2008 Three Year LVS Annuity Trust over which Mr. Chafetz, as trustee, retains sole voting control. Mr. Chafetz disclaims beneficial ownership of the shares held by any trust for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Chafetz is a beneficial owner of such shares for any purpose.

(7)	This amount includes 44,174 shares of restricted stock (of which 34,996 shares are vested or will vest within 60 days) and options to purchase 171,052 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days). This amount also includes 3,802,834 shares of our Common Stock that Mr. Weidner transferred to Weidner Holdings, LLC, a sole member limited liability company of which Mr. Weidner is the sole member manager. Weidner Holdings, LLC has pledged 805,007 shares of our Common Stock as security for a loan.

(8)	This amount includes 38,564 shares of restricted stock (of which 30,592 shares are vested or will vest within 60 days) and options to purchase 149,161 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days). This amount excludes 1,117,087 shares of our Common Stock that Mr. Stone transferred to The Stone Crest Trust and over which he has no voting or dispositive control.

(9)	This amount includes 33,071 shares of restricted stock (of which 26,227 shares are vested or will vest within 60 days) and options to purchase 127,842 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days). This amount also includes 1,101 shares of our Common Stock that Mr. Goldstein transferred to The Robert and Sheryl Goldstein Trust and 148,451 shares of our Common Stock that Mr. Goldstein transferred to the SC Goldstein Holdings, LLC. Mr. Goldstein may be deemed to have beneficial ownership of all such shares. This amount excludes an aggregate of 490,000 shares of our Common Stock that were transferred to two trusts established for the benefit of Mr. Goldstein’s children over which he has no investment control or voting or dispositive powers.

(10)	This amount includes 3,497 shares of restricted stock (of which 2,718 shares are vested) and options to purchase 8,679 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days).

(11)	This amount includes 779 shares of restricted stock.

(12)	This amount includes 2,669 shares of restricted stock (of which 1,890 shares are vested) and options to purchase 8,679 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days).

(13)	This amount includes 3,497 shares of restricted stock (of which 2,718 shares are vested) and options to purchase 6,080 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days).

(14)	Based solely upon the number of shares listed in the Schedule 13G filed by FMR LLC on December 10, 2008, which includes shares of our Common Stock resulting from the assumed exercise of 5,140,000 warrants to purchase 85,666,837 shares of our Common Stock. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Based solely upon the number of shares listed in the Schedule 13G/A filed by Marsico Capital Management, LLC on December 10, 2008. The address of Marsico Capital Management, LLC is 1200 17th Street, Suite 1600, Denver, Colorado 80202.

(16)	This amount includes 136,585 shares of restricted stock (of which 108,940 shares are vested or will vest within 60 days) and options to purchase 599,580 shares of our Common Stock that are vested and exercisable (or will become vested and exercisable within 60 days).

Use of Proceeds
          On September 30, 2008, pursuant to the terms of the Convertible Note Purchase Agreement, Dr. Adelson received Convertible Notes in exchange for aggregate cash consideration of $475.0 million. The Company immediately used the proceeds of the Convertible Note Issuance to make a capital contribution to Las Vegas Sands, LLC, its wholly owned subsidiary.
          On November 14, 2008, pursuant to the terms of the Note Conversion and Securities Purchase Agreement, Dr. Adelson received Series A Preferred Stock and Warrants in exchange for aggregate cash consideration of $525.0 million. In addition, the Company received aggregate cash consideration of approximately $1.56 billion in connection with the Underwritten Public Offering. The Company received aggregate net proceeds of approximately $2.1 billion from these transactions and intends to use such proceeds for general corporate purposes, which may include repayment of its indebtedness under the revolving credit portion of its U.S. senior secured credit facility from time to time and the financing of its construction and development projects in Las Vegas, Macao, Singapore and Pennsylvania.
Interest of Certain Persons in Matters to Be Acted Upon
          Sheldon G. Adelson, the chairman of the Board, the chief executive officer and principal stockholder of the Company, is the husband of Dr. Adelson. Mr. Adelson, his wife and certain trusts for the benefit of the Adelson family beneficially owned approximately 68.9% of our outstanding shares of Common Stock as of the record date (or 51.6% as of November 14, 2008 after the closing of the Underwritten Public Offering, the Adelson Equity Investment and the Note Conversion). Assuming the exercise of all of the outstanding Warrants held by Dr. Adelson but not the Warrants issued in the Underwritten Public Offering, Mr. Adelson, his wife and certain trusts for the benefit of the Adelson family would beneficially own approximately 57.4% of our outstanding shares of Common Stock.
          Irwin Chafetz, a director of our Company serves, without compensation, as one of multiple trustees of several trusts for the benefit of Mr. Adelson and several trusts for the benefit of Mr. Adelson’s family members that collectively beneficially owned approximately 21.6% of our outstanding shares of Common Stock as of the record date (or 12.0% as of November 14, 2008 after the closing of the Underwritten Public Offering, the Adelson Equity Investment and the Note Conversion). Mr. Chafetz retains sole voting control over the shares in trusts holding approximately 4.8% of our outstanding shares of Common Stock as of the record date (or 2.7% as of November 14, 2008 after the closing of the Underwritten Public Offering, the Adelson Equity Investment and the Note Conversion).
          Mr. Adelson, Dr. Adelson and Mr. Chafetz, in their capacities as trustees of several of the trusts described above, each signed the Written Consent, approving the exercise of the Warrants issued to Dr. Adelson, the issuance of the number of shares of Common Stock required to be issued in connection with the exercise of the Warrants issued to Dr. Adelson and the pre-emptive rights granted pursuant to the Investor Rights Agreement, and initially reserving an aggregate of 87,500,175 shares of Common Stock for issuance or delivery pursuant to the terms of the Warrants.
Dissenter’s Rights of Appraisal
          The Company’s stockholders are not entitled under the Nevada Revised Statutes, the Company’s Amended and Restated Articles of Incorporation or its Amended and Restated By-laws to dissent to the exercise of the Warrants issued to Dr. Adelson, the issuance of shares of Common Stock in connection with the exercise of the Warrants issued to Dr. Adelson, or the granting of pre-emptive rights to the Adelson Rights Holders pursuant to the Investor Rights Agreement.

Delivery of One Information Statement to a Single Household to Reduce Duplicate Mailings
          The Company is required to send this Information Statement to each stockholder of record, and to arrange for an Information Statement to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of Common Stock in multiple accounts, this process would result in duplicate mailings of Information Statements to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Information Statement will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:
          Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single Information Statement, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.amstock.com anytime and follow the instructions.
          Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Information Statement if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you have received more than one Information Statement at your household, and would like to receive only one copy in the future, you should contact your nominee.
          Right to Request Separate Copies.  If you consent to the delivery of a single Information Statement but later decide that you would prefer to receive a separate copy of the Information Statement for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Information Statements. If you wish to receive a separate copy of the Information Statement for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by writing to 59 Maiden Lane, Plaza Level, New York, NY 10038, by telephone at 1-800-937-5449 or by visiting its website at www.amstock.com and following the instructions.
Where You Can Find More Information
          The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

By Order of the Board of Directors

William P. Weidner
President, Chief Operating Officer and Secretary

January       , 2009